Exhibit 34.1
Report of Independent Registered Public Accounting Firm
To Board of Directors and Shareholders
of Bank of America, National Association:
We have examined management’s assertion, included in the accompanying Management’s Assertion on Compliance with Regulation AB Criteria (the “Compliance Statement”), that Bank of America, National Association (the “Company”) complied with the servicing criteria set forth in Item 1122(d) of the Securities and Exchange Commission’s Regulation AB for the Auto Loan Platform comprised of the Bank of America Securities Auto Trust 2006-G1 securitization transaction issued on November 14, 2006 (the “Platform”), as of December 31, 2006 and for the period from November 14, 2006 through December 31, 2006, excluding criteria set forth in the Compliance Statement, which the Company has determined are not applicable to the activities performed by it with respect to the Platform. Management is responsible for the Company’s compliance with the servicing criteria. Our responsibility is to express an opinion on management’s assertion based on our examination.
Our examination was conducted in accordance with standards of the Public Company Accounting Oversight Board (United States) and, accordingly, included examining, on a test basis, evidence about the Company’s compliance with the applicable servicing criteria and performing such other procedures as we considered necessary in the circumstances. Our examination included testing of the asset-backed transaction that comprises the Platform, testing of selected servicing activities related to the Platform, determining whether the Company processed the transaction and performed those selected activities in compliance with the applicable servicing criteria. Our procedures were limited to the Platform and selected servicing activities performed by the Company during the period covered by this report. Our procedures were not designed to detect noncompliance arising from errors that may have occurred prior to or subsequent to our tests that may have affected the balances or amounts calculated or reported by the Company during the period covered by this report. We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on the Company’s compliance with the servicing criteria.
In our opinion, management’s assertion that the Company complied with the aforementioned applicable servicing criteria as of December 31, 2006 and during the period from November 14, 2006 through December 31, 2006 for the Platform is fairly stated, in all material respects.
/s/ PricewaterhouseCoopers LLP
Charlotte, North Carolina
March 1, 2007